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                                                                     EXHIBIT 8.2


                                January __, 1997



Integrity QA Software, Inc.
1550 South Bascom Avenue, Suite 380
Campbell, California  95008

Ladies and Gentlemen:

    We have acted as counsel for Integrity QA Software, Inc., a Delaware corporation ("Integrity") in connection with the preparation and execution of the Agreement and Plan of Reorganization dated as of November 17, 1997 (the "Reorganization Agreement") by and among Pure Atria Corporation, a Delaware corporation ("Pure Atria"), Delaware PAI Corp., a wholly-owned subsidiary of Pure Atria incorporated in Delaware ("Merger Sub") and Integrity. Pursuant to the Reorganization Agreement, Integrity will merge with and into Merger Sub (the "Merger"). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Reorganization Agreement (including Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of Pure Atria and Integrity (the "Officers' Certificates").

    In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

    2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

    3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

    4. The Merger will be reported by Pure Atria and Integrity on their respective federal income tax returns in a manner consistent with the opinion set forth below;
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    5.  The Merger will be consummated pursuant to the Reorganization
Agreement and will be effective under the law of the state of Delaware;

    6. There is no plan or intention on the part of the stockholders of Integrity to sell, exchange or otherwise dispose of a number of shares of Pure Atria Common Stock to be received in the Merger that would reduce the integrity stockholders' ownership of Pure Atria common Stock to a number of shares having an aggregate fair market value of all of the capital stock of Integrity outstanding immediately prior to the consummation of the Merger. Shares of the Integrity capital stock (a) with respect to which dissenters' rights are exercised in the Merger, (b) which are exchanged for cash in lieu of fractional shares of Pure Atria Common Stock or (c) which are sold, redeemed or disposed of in a transaction that is in contemplation of or related to the Merger, shall be considered shares of capital stock of Integrity which are exchanged in the Merger for shares of Pure Atria Common Stock which are then disposed of pursuant to a plan;

    7. After the Merger, Merger Sub will hold "substantially all" of Integrity's properties within the meaning of Section 368(a)(2)(D) of the Code and the regulations promulgated thereunder and will continue its historic business or use a significant portion of its historic business assets in a business;

    8. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. (S)1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; any expenses paid on behalf of Integrity shareholders will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Integrity shareholders in exchange for their shares of Integrity capital stock;

    9. No Integrity shareholder guaranteed any Integrity indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times, including as of the Effective Time, (i) no outstanding indebtedness of Integrity, Pure Atria or Merger Sub has or will represent equity for tax purposes; (ii) no outstanding equity of Integrity, Pure Atria or Merger Sub has or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Integrity capital stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the Code; and

    10. An opinion of counsel, received by Pure Atria from Wilson, Sonsini, Goodrich & Rosati, P.C., substantially identical in form and substance to this opinion (the "WSG&R Tax Opinion") has been delivered and not withdrawn.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

         (a) For federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and
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         (b)  The discussion entitled "Certain Federal Income Tax
              Considerations" in the Prospectus constituting a part of the Registration Statement, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

    This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

    This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

    No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreements or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreements are not consummated in accordance with the terms of such Merger Agreements and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    This opinion has been delivered to you for the purpose of satisfying the condition set forth in Section 6.1(c) of the Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.


                                       Very truly yours,



                                       GUNDERSON DETTMER STOUGH
                                       VILLENUEVE FRANKLIN & HACHIGIAN, LLP